Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made and entered into as of the 15th day of September 2009, by and between Searchlight Partners, LLC, a Florida limited liability company (“Consultant”) and Kesselring Holding Corporation, a Delaware corporation and its successors-in-interest (“Client”).

I.	ENGAGEMENT
Client hereby engages and retains Consultant as a Business Consultant for and on behalf of Client, its subsidiaries and its affiliated companies (collectively, “Affiliates”) to perform the Services (as that term is hereinafter defined) and Consultant hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such Services.

II.	INDEPENDENT CONTRACTOR
A.	Consultant shall be, and in all respects be deemed to be, an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.
B.
Consultant shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of Client, and Consultant shall have no power to enter into any agreement on behalf of or otherwise bind Client.

C.
Consultant shall not have or be deemed to have, fiduciary obligations or duties to Client or its Affiliates and shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as Consultant in its sole, absolute and unfettered discretion, may elect.

III.	SERVICES
A.	As Client’s Business Consultant, Consultant agrees to provide the following consulting services (collectively the “Services”):

1.	Assisting Client in its negotiations with various creditors and other third parties related to a proposed restructuring of Client’s debt and obligations.
2.	Advising Client and its management with respect to various corporate and operational restructuring issues related to Client’s and/or its Affiliates’ businesses.
3.
Advising Client in their negotiations with one or more individuals, firms or entities (the “Candidate(s)”) who may have an interest in pursuing a form of Business Combination with Client and/or its Affiliates or providing investment capital in the form of debt and/or equity financing.  As used in this letter, the term “Business Combination” shall be deemed to mean any form of merger, acquisition, joint venture, licensing agreement, product sales and/or marketing, distribution, combination and/or consolidation, etc. involving Client and/or any of its Affiliates and any other person or entity.

4.	Assisting Client in meeting its public company-related filings with the SEC.
5.	Assisting Client in efforts to seek additional business and business relationships that will be of benefit to Client and its Affiliates.
6.	Evaluating, structuring and advising Client and its Affiliates in connection with potential merger and acquisition transactions and other activities related to maximizing shareholder value.
7.
Assisting Client and its Affiliates in locating and engaging certain professionals, including various officer positions and additional members of their respective Board of Directors, as well as negotiating employment-related contracts.

8.	Advising Client regarding company operations, staffing, strategy, and other issues related to building shareholder value.

B.
Best Efforts. Consultant shall devote such time and best effort to the affairs of Client as is reasonable and adequate to render the Services contemplated by this Agreement.  Consultant is not responsible for the performance of any services that may be rendered hereunder without Client providing the necessary information in writing prior thereto, nor shall Consultant include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant.  Consultant cannot guarantee results on behalf of Client, but shall pursue all reasonable avenues available through its network of contacts.  At such time as an interest is expressed by a third party in Client’s needs, Consultant shall notify Client and advise it as to the source of such interest and any terms and conditions of such interest.  The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by Client.  It is understood that a portion of the compensation paid hereunder is being paid by Client to have Consultant remain available to advise it on transactions on an as-needed basis.

IV.	EXPENSES
It is expressly agreed and understood that Consultant’s compensation as provided in this Agreement does not include normal and reasonable out-of-pocket expenses.  The expenses described in this paragraph shall be reimbursed by Client independent of any fees described in the section below titled, “COMPENSATION.”
A.
“Normal and reasonable out-of-pocket expenses” shall include but are not limited to: accounting, express mail, travel (including: airfare, hotel lodging and meals, transportation, etc.), and other costs involved in the execution of Consultant’s Services under this Agreement.

B.	Client also agrees to pay its own and Consultant’s legal expenses in connection with:
1.	Consultant’s services under this Agreement, and
2.	Any registration of the Engagement Stock as provided in Section V below.
C.	Consultant shall not incur any expense in excess of one thousand dollars ($1,000) without Client’s prior written consent, which consent shall not unreasonably be withheld.
D.
Client hereby agrees to compensate Consultant promptly upon receipt of an expense invoice from Consultant.  Whenever feasible, Consultant will request advance payment of approved expenses.  The reimbursement for expenses shall not be subject to any maximum allocation, and shall be fully reimbursed.

V.	COMPENSATION
In consideration for the Services, Client agrees that Consultant and/or its assigns shall be entitled to compensation as follows:

A.
Monthly Advisory Fees.  Client shall pay to Consultant, in advance, a monthly fee of Three Thousand Dollars ($3,000.00 USD) (the “Monthly Advisory Fees”) with the first payment being due and payable on the date of this Agreement.  Thereafter, the Monthly Advisory Fees are due and payable on the 30th day of each month.  The Monthly Advisory Fees are exclusive of the other compensation and reimbursable pre-approved expenses elsewhere provided in this Agreement.  Said Monthly Advisory Fees shall continue for the Initial Term, or shall end upon proper termination of this Agreement according to the section below titled, “TERM AND TERMINATION”.  In addition to the foregoing Monthly Advisory Fees, should Client request that any principal of the Consultant travel to perform any task contemplated by this Agreement, Consultant will receive an additional fee of $250 per day per principal payable at the time and as part of the next Monthly Advisory Fee that is due.

B.
Engagement Warrants.  In addition, Consultant or its assigns will be granted Warrants to purchase One Million (1,000,000) shares of Common Stock of the Company for an aggregate price equal to one cent ($0.01) per share (the “Engagement Warrants”).  The Engagement Warrants shall vest according to the following schedule: Fifty percent (50%) upon the execution of this Agreement and Fifty percent (50%) on the ninety-first (91st) day after the execution of this Agreement.  The specific terms and conditions of the Engagement Warrants will be set forth on the attached Exhibit “A”. Concurrent with the execution of this Agreement, Client shall immediately execute the Engagement Warrants and deliver such Engagement Warrants to Consultant.

C.
King Bros.-related Bonus.  In the event that the Company or its shareholders consummates a merger, acquisition, sale, or similar transaction involving the King Bros. subsidiary during the Term of the Agreement or within one hundred and eighty (180) days after the termination of the Agreement, Client shall pay such additional compensation to Consultant, at the time of the closing of such transaction, a cash bonus equal to Seventy-Five Thousand Dollars ($75,000).

D.
Other Business Combination or Financing Bonus.  In the event that Client, its Affiliates or shareholders consummates any other type of Business Combination (e.g., a merger, acquisition, sale, joint venture, combination, consolidation, debt or equity investment or financing, etc. involving Client and/or any of its Affiliates and any other entity) during the Term of the Agreement or within one hundred and eighty (180) days after the termination of the Agreement, Client and Consultant shall mutually agree, prior to the consummation of any such Business Combination, on additional related bonus compensation to be paid to Consultant.

E.
Office Maintenance.  In order to facilitate the Services being rendered for Client, Client agrees to provide Consultant the use of the office space located at 1956 Main Street, Sarasota, Florida, for the period of time that this Agreement remains in effect, at no charge to Consultant.

VI.	REPRESENTATIONS, WARRANTIES AND COVENANTS
A.
Execution.  The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either Client or Consultant is a party or by which either entity may be bound or affected.

B.
Non-Circumvention.  Client hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, including avoiding payment of fees or other compensation to Consultant or its affiliates in connection with any transaction involving any corporation, partnership, individual, or other entity introduced by Consultant to Client and/or its Affiliates.

C.	Timely Apprisals. Client shall keep Consultant up to date and apprised of all business market and legal developments related to Client and its operations and management.
D.	Corporate Authority. Both Client and Consultant have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.
E.	Authorized Signatures. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.
F.
Cooperation.  Client will cooperate with Consultant, and will promptly provide Consultant with all pertinent materials and requested information in order for Consultant to perform its Services pursuant to this Agreement.

G.
Legal/Accounting Advice.  Client acknowledges and understands that Consultant is not providing any legal or accounting advice to Client and should consult with its own independent legal counsel and accounting/tax professionals regarding all such matters.

VII.	TERM AND TERMINATION
A.
This Agreement shall be effective upon its execution and shall remain in effect for a period of ninety (90) days from the date of execution (the “Initial Term”).  Thereafter the Agreement shall renew on a month-to-month basis unless otherwise terminated as provided in this Section VII.

B.
Client shall have the right to terminate Consultant’s engagement hereunder by furnishing Consultant with written notice of such termination; provided, however, that any such termination prior to the expiration of the Initial Term shall entitle Consultant to receive upon such termination a lump sum payment of all remaining Monthly Advisory Fees that would have been earned through the Initial Term.  If any notice of termination is given after the Initial Term, this Agreement will then terminate on the last day of the next full calendar month following the receipt of notice.  Notice of termination must be received before the end of the last day of the calendar month in order to terminate the Agreement on the last day of the next full calendar month following the receipt of notice.

C.	Notwithstanding the foregoing, no termination of this Agreement by Client shall in any way affect Consultant’s right to receive:
1.	Consultant’s Monthly Advisory Fees through the Initial Term or a latter termination of the Agreement;
2.	Reimbursement for billed, accrued and/or unbilled disbursements and expenses which right the parties hereby agree and consent is absolute;
3.	The Engagement Warrants; and
4.	Any Business Combination Bonus earned as provided in Section V.C. above.

VIII.	CONFIDENTIAL DATA
A.
Except for its employees, agents and independent contractors, Consultant shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of Client, obtained by Consultant as a result of its engagement hereunder, unless authorized, in writing by Client.

B.
Except for its employees, agents and independent contractors, Client shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of Consultant, obtained by Client as a result of its engagement hereunder, unless authorized, in writing, by Consultant.

C.
Consultant shall not be required in the performance of its duties to divulge to Client or any officer, director, agent or employee of Client, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of Client) which Consultant may have or be able to obtain otherwise than as a result of the relationship established by this Agreement.

IX.	[OMITTED]

X.	OTHER MATERIAL TERMS AND CONDITIONS:
A.
Indemnity.  Because Consultant will be acting on Client’s behalf, it is Consultant’s practice to receive indemnification.  A copy of Consultant’s standard indemnification provisions (the “Indemnification Provisions”) is attached to this Agreement as Exhibit A and is incorporated herein and made a part hereof.  Client hereby indemnifies Consultant according with the provisions attached as Exhibit A.

B.
Consequential Damages.  Except as expressly provided herein, Consultant and its affiliates shall not, by reason of the termination of this Agreement or otherwise, be liable to Client or its Affiliates for any special, incidental, consequential or punitive damages such as, but not limited to, expenditures, investments or commitments made in connection with the efforts by Client to acquire another entity or sell all or a portion of its equity to another entity.

C.
Provisions.  Neither termination nor completion of this Agreement shall affect the provisions of this Agreement, and the Indemnification Provisions that are incorporated herein, both of which shall remain operative and in full force and effect.

D.
Additional Instruments.  Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

E.
Entire Agreement.  Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected.  There are no representations, warranties or covenants other than those set forth herein.

F.
Laws of the State of Florida.  This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Florida, irrespective of the country or place of domicile or residence of either party.  In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue of the District or County Court of Sarasota County, Florida; or the United States District Court for the District of Florida, and further agree and consent that personal service or process in any such action or proceeding outside of the State of Florida and Sarasota County shall be tantamount to service in person within Sarasota County, Florida and shall confer personal jurisdiction and venue upon either of said Courts.

G.
Assignments.  The benefits of the Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

H.
Originals.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same Agreement.  Facsimile copies with signatures shall be given the same legal effect as an original.

I.
Addresses of Parties.  Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

J.
Notices.  All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.

K.
Modification and Waiver.  A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement.  The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

L.
Injunctive Relief.  Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, Client and Consultant hereby agree, consent and acknowledge that, in the event of the failure by Client to pay the consideration to Consultant or in the event of a breach of any other material term, Consultant will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress of any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in the District or County Court of Sarasota County, State of Florida or the United States District Court for the District of Florida without the necessity of proving damages and without prejudice to any other remedies which Consultant may have at law or in equity.  For the purposes of this Agreement, Client hereby agrees and consents that upon a material breach of this Agreement as aforesaid, in addition to any other legal and/or equitable remedies Consultant may present a conformed copy of this Agreement to the aforesaid courts and shall thereby be able to obtain a permanent injunction enforcing this Agreement or barring enjoining or otherwise prohibiting Client from circumventing the express written intent of the parties as enumerated in this Agreement.

M.
Attorney’s Fees.  If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party’s attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.  As used in this Agreement, attorneys’ fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

APPROVED AND AGREED:

KESSELRING HOLDING CORPORATION

By:	/s/
Name
Title

SEARCHLIGHT PARTNERS, LLC

Date	By:	/s/
Name
Title

Attachments:                                           Exhibit “A”                      Indemnification Agreement

EXHIBIT A
INDEMNIFICATION PROVISIONS

Kesselring Holding Corporation (the “Company” or “Client”) agrees to indemnify and hold harmless Searchlight Partners, LLC (“Consultant”), its officers, employees and authorized agents against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with any action in which Consultant is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Consultant’s acting for Client (other than those caused by, relating to, based upon, arising out of, or in connection with Consultant’s gross negligence or willful misconduct), under the Agreement dated September 15, 2009, between Client and Consultant to which these indemnification provisions are attached and form a part (the “Agreement”).  Such indemnification does not apply to acts performed by Consultant, which are in criminal in nature or a violation of law.  Client also agrees that Consultant shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to Client, for, or in connection with, the engagement of Consultant under the Agreement, except to the extent that any such liability resulted primarily and directly from Consultant’s gross negligence or willful misconduct.

These indemnification provisions shall be in addition to any liability which Client may otherwise have to Consultant or the persons indemnified below in this sentence and shall extend to the following: Consultant, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents, and controlling persons of any of them (collectively, the “Consultant Parties”).  All references to Consultant in these indemnification provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is commenced, as to which any of the Consultant Parties propose indemnification under the Agreement, they shall notify Client with reasonable promptness; provided however, that any failure by the party seeking indemnification to notify Client shall not relieve Client from its obligations hereunder.  The Consultant Parties shall have the right to retain counsel of their own choice (which shall be reasonably acceptable to Client) to represent them, and Client shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Client and any counsel designated by Client.  Client shall be liable for any settlement of any claim against the Consultant Parties made with Client’s written consent, which consent shall not be unreasonably withheld.  Client shall not, without the prior written consent of the party seeking indemnification, which shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then Client, on the one hand, and Consultant, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by Client, on the one hand, and Consultant, on the other hand, and also the relative fault of Client, on the one hand, and Consultant, in the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

Neither termination nor completion of the engagement of Consultant referred to above shall effect these indemnification provisions which shall then remain operative and in full force and effect.